Filed under Rule 424(b)(2), Registration Statement No. 333-202354 Preliminary Pricing Supplement No. 15 - Dated Tuesday, September 8, 2015 (To Prospectus Dated May 1, 2015)
CUSIP Number	Aggregate Principal Amount	Price to Public	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor’s Option	Product Ranking
06050WHL2	[]	100.000%	3.000%	[]	Fixed	4.125% (Per Annum)	Semi-Annual	09/15/2040	03/15/2016	$20.40	Yes	Senior Unsecured Notes
Redemption Information: Non-Callable
Joint Lead Managers and Lead Agents: BofA Merrill Lynch, Incapital LLC Agents: Citigroup Global Markets Inc., Morgan Stanley & Co. LLC, Wells Fargo Advisors, LLC
Bank of America

Offering Dates: Tuesday, September 8, 2015 through Monday, September 14, 2015

Trade Date: Monday, September 14, 2015 @ 12:00 PM ET

Settlement Date: Thursday, September 17, 2015

Minimum Denomination/Increments: $1,000.00/$1,000.00

Initial trades settle flat and clear SDFS: DTC Book-Entry only

DTC Number 0235 via RBC Dain Rauscher Inc.

												Bank of America InterNotes Prospectus Dated 5-1-15

If the maturity date or an interest payment date for any note falls on a day that is not a business day (as that term is defined in the prospectus), the payment for that note will be made on the next succeeding business day, and no additional interest will accrue from, and after, the maturity date or interest payment date.

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